EXHIBIT 99.1

JOINT FILING AGREEMENT

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, each party hereto hereby agrees to the joint filing, on behalf of each of them, of any filing required by such party under Section 13 or Section 16 of the Exchange Act or any rule or regulation thereunder (including any amendment, restatement, supplement, and/or exhibit thereto) with the Securities and Exchange Commission (and, if such security is registered on a national securities exchange, also with the exchange), and further agrees to the filing, furnishing, and/or incorporation by reference of this agreement as an exhibit thereto. This agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.

IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this agreement to be executed and effective as of the date first written above.

Dated: March 16, 2011	/s/ David Gold
David Gold

Dated: March 16, 2011	/s/ Sherry Gold
Sherry Gold

Dated: March 16, 2011	/s/ Howard Gold
Howard Gold

Dated: March 16, 2011	/s/ Jeff Gold
Jeff Gold

Dated: March 16, 2011	/s/ Eric Schiffer
Eric Schiffer

Dated: March 16, 2011	/s/ Karen Schiffer
Karen Schiffer

Dated: March 16, 2011	Au Zone Investment #2, L.P.

	By:	AU Zone Investments #3, LLC
	Its:	General Partner

	By:	/s/ David Gold
	Name:	David Gold
	Title:	President

Dated: March 16, 2011	Au Zone Investment #3, LLC

	By:	/s/ David Gold
	Name:	David Gold
	Title:	President